Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

FOR IMMEDIATE RELEASE	NR07-03

DYNEGY ANNOUNCES AGREEMENT FOR SALE OF CALCASIEU POWER GENERATION

FACILITY TO ENTERGY GULF STATES, INC.

HOUSTON (February 1, 2007) – Dynegy Inc. (NYSE: DYN) today announced that it has reached an agreement to sell the company’s Calcasieu Power Generation Facility, a peaking plant in Sulphur, Louisiana, to Entergy Gulf States, Inc. for approximately $57 million in cash. The sale, which is subject to approval by various federal, state and permitting agencies, is expected to close in early 2008.

The sale of the Calcasieu facility (351-megawatt winter capacity rating/322-megawatt summer capacity rating) is consistent with the company’s previously announced plans to evaluate its generation fleet to focus on regions and markets where the company will have a significant asset position. That evaluation is continuing and could result in sales of additional assets that are not considered strategic fits within the company’s fleet. As previously disclosed, a pre-tax impairment charge of approximately $40 million will be recorded in the fourth quarter 2006 related to the Calcasieu facility.

On September 15, 2006, Dynegy announced a proposed combination with LS Power that is expected to result in a combined entity with approximately 20,000 megawatts of generation capacity and a strong presence in the Midwest, the Northeast and the West Coast. The transaction, which remains subject to shareholder approval, is targeted for completion in early 2007.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s current power generation portfolio consists of approximately 12,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the agreed upon sale of Dynegy’s Calcasieu Power Generation Facility, potential sales of additional assets and the proposed combination with LS Power, including the benefits of the proposed combination. Dynegy cautions you that actual future results may vary materially from those expressed or implied in any of the forward-looking statements. For example: Dynegy may be unable to obtain regulatory approvals required for the Calcasieu sale, or required regulatory approvals may delay such sale or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause the companies to abandon such sale. Further, Dynegy may be unable to achieve its future asset sales objectives, and it cannot assure you that the proposed combination with LS Power will be consummated on the terms Dynegy currently contemplates, if at all, or that Dynegy will realize the expected benefits from such combination. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2005, as amended, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006

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DYNEGY ANNOUNCES AGREEMENT FOR SALE OF CALCASIEU POWER FACILITY TO ENTERGY GULF STATES, INC. 2-2-2-2-2	NR07-03

and September 30, 2006, and its Current Reports, which are available free of charge on the SEC’s web site at www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy has filed a preliminary proxy statement/prospectus, as amended, with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the preliminary proxy statement/prospectus, as amended, and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov. Copies of the final proxy statement/prospectus, once it has been filed with the SEC, will also be available, free of charge, on the SEC’s web site, and on Dynegy’s web site at www.dynegy.com and may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the preliminary proxy statement/prospectus, as amended, and other relevant documents filed with the SEC when they become available. DYNC

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